Exhibit 10.22

SECOND AMENDMENT

TO

PLAINS CAPITAL CORPORATION

EMPLOYEES’ STOCK OWNERSHIP PLAN

(As Amended and Restated Effective January 1, 2006)

WHEREAS, Plains Capital Corporation (the “Company”) has adopted the Plains Capital Corporation Employees’ Stock Ownership Plan, effective January 1, 2004 and as amended and restated as of January 1, 2006 (the “Plan”);

WHEREAS, pursuant to Section 12.02 of the Plan, the Company has the authority to amend the Plan;

WHEREAS, the Company desires to amend the Plan to reflect changes required by the final regulations issued under Section 415 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, this Second Amendment is intended as good faith compliance with the requirements of Code Section 415 and is to be construed in accordance with the final regulations issued thereunder.

NOW, THEREFORE, effective with respect to Limitation Years (as defined in Section 3.08 of the Plan) beginning on or after July 1, 2007, the Company hereby amends the Plan as follows:

1. Section 1.09(a) of the Plan is amended to add the following provisions to the end of said Section:

Compensation shall not include payments made after a “severance from employment” (within the meaning of Code Section 401(k)(2)(B)(i)(I)), provided however that payments made after a severance from employment shall be included in Compensation if such payment would have been made prior to the severance from employment if the Participant had continued in employment with the Employer, and such amounts are paid by the later of (i) 2 1/2 months after, or (ii) the end of the Limitation Year that includes, the date of the Participant’s severance from employment with the Employer, and the payment constitutes either:

(a) regular compensation for services during the Participant’s regular working hours, compensation for services outside the Participant’s regular working hours (such as overtime or shift differentials), commissions, bonuses, or other similar compensation;

(b) payments for accrued bona fide sick, vacation or other leave, but only if the Participant would have been able to use the leave if employment had continued; or

(c) payment of nonqualified unfunded deferred compensation if such amount would have been paid at the same time if the Participant had not experienced a severance from employment.

Compensation shall include amounts paid to an individual who does not currently perform services for the Employer because of qualified military service (as used in Code Section 414(u)(1)) to the extent those amounts do not exceed the amounts the individual would have received if the individual had continued to perform services for the Employer rather than entering qualified military service.

Compensation shall not include payments made to an Employee who does not currently perform services for an Employer by reason of such Employee’s permanent and total disability (as defined in Code Section 22(e)(3)) to the extent those amounts do not exceed the amounts the individual would have received if the individual had continued to perform services for the Employer.

Compensation is treated as paid on a date if it is actually paid on that date, or if it would have been paid but for an election under Code Section 125, 132(f)(4), 401(k), 403(b), 408(k), 408(p)(2)(A)(i) or 457(b), except that Compensation shall include amounts earned but not paid during the Limitation Year solely because of the timing of pay periods and pay dates, provided that all amounts are paid during the first few weeks of the following Limitation Year, the amounts are included on a uniform and consistent basis with respect to all similarly situated Participants, and no Compensation is included in more than one Limitation Year.

2. Section 3.07(b) of the Plan is amended to add the following sub-section (iv) immediately following Section 3.07(b)(iii):

(iv) Notwithstanding the foregoing, for Limitation Years beginning on or after July 1, 2007, in correcting Excess Amounts, the ESOP Committee may use any appropriate correction under the Employee Plans Compliance Resolution System, or any successor thereto.

3. Section 3.08(a) of the Plan is amended to add the following provisions to the end of said Section:

“Annual Additions” do not include (i) rollover contributions (as defined in Code Sections 402(a)(5), 403(a)(4), 408(d)(3) and 409(b)(3)(C)); (ii) repayments of loans made to a Participant from the Plan; (iii) repayments of a previously distributed amount as described in Code Section 411(a)(7)(B) (in accordance with Code Section 411(a)(7)(C)); (iv) repayments of a withdrawal of employee contributions as provided in Code Section 411(a)(3)(D); and (v) the direct transfer of employee contributions from one qualified plan to another.

Notwithstanding any provision herein to the contrary, effective for Limitation Years beginning on and after July 1, 2007, any restorative payments allocated to a Participant’s Account, which include payments to restore losses to the Plan resulting from actions (or a failure to act) by a fiduciary of the Plan for which there is a reasonable risk of liability under Title I of ERISA, or under any other applicable federal or state law, where similarly situated Participants are treated similarly do not give rise to an “Annual Addition.”

4. Except as amended hereby, the Plan shall continue in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Second Amendment to the Plan to be approved, ratified and executed by its duly authorized officer, on behalf of the Company, on this 1st day of December, 2008.

PLAINS CAPITAL CORPORATION

By:	/s/ Alan B. White
Name:	Alan B. White
Title:	Chairman and Chief Executive Officer